                                                                   Exhibit 10.39

                    AMENDED AND RESTATED TECHNOLOGY AGREEMENT


            THIS AMENDED AND RESTATED TECHNOLOGY AGREEMENT, dated as of February 24, 1997, by and between ONCOR, INC., a Maryland corporation ("Oncor"), with its principal business address at 209 Perry Parkway, Gaithersburg, Maryland 20877 and ONCORMED, INC., a Delaware corporation ("OncorMed"), with its principal business address at 205 Perry Parkway, Gaithersburg, Maryland 20877.

            WHEREAS, Oncor and OncorMed are the parties to that certain Restated Technology License Agreement dated June 6, 1994 (the "Existing License Agreement");

            WHEREAS, OncorMed desires to expand its business into new fields not accommodated by the Existing License Agreement and desires that the Existing License Agreement be amended and restated to accommodate these new fields;

            WHEREAS, OncorMed desires that it obtain sole ownership with exceptions as set forth herein to the technologies it has discovered, invented, developed or acquired and will discover, invent, develop or acquire in the future, instead of automatically assigning such technologies to Oncor and receiving the exclusive license within prescribed fields set forth in the Existing License Agreement; and

            WHEREAS, in consideration of certain revised financial arrangements, ownership of Improvements (as defined herein) to certain Oncor technologies discovered, invented, developed or acquired by Oncormed and certain rights of first offer in respect of technologies discovered, invented, developed or acquired by OncorMed, Oncor is willing to amend and restate the Existing License Agreement to expand the scope of the licenses granted to OncorMed and to give OncorMed ownership rights with exceptions as set forth herein in the technologies OncorMed has discovered, invented, developed or acquired and will discover, invent, develop or acquire.

            NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree that the Existing License Agreement shall be replaced, amended and restated as follows:

                  1.    Definitions.

                  (a) "Acquiring Party" shall mean either (i) Oncor or OncorMed after a Change in Control where more than fifty percent (50%) of the total combined voting power of the outstanding securities of such corporation are transferred to a Person or Persons different from the Persons holding such securities immediately prior to such transaction or (ii) the Person or Persons who have acquired all or substantially all of the assets of Oncor or OncorMed as a result of a Change in Control resulting from a sale of all or substantially all of the assets of Oncor or OncorMed.

                  (b) "Additional Oncor Technology" shall mean any and all Inventions, Know-How or Improvements which during the Term of this Agreement are either acquired or developed by Oncor or licensed to Oncor by a third party with an express right to sublicense, which can or could be used in relation to the Exclusive OncorMed Field.

                  (c) "BRCA2 License" shall mean that certain license agreement by and between OncorMed, Cancer Research Campaign Technology Limited and Duke University, pursuant to which OncorMed is granted a license to the inventions related to inherited susceptibility to breast cancer associated with the gene that is encoded in whole or in part with the nucleotide sequence set out in [****].

                  (d) "[****] Technology" shall mean the inventions claimed in the patent applications set forth on Schedule 1 attached hereto.

                  (e) "BRCA 2 Technology" shall mean the Inventions and Know-How related to inherited susceptibility to breast cancer associated with the gene that is encoded in whole or in part with the nucleotide sequence set out in [****], to the extent the foregoing is licensed to OncorMed under the BRCA2 License.

                  (f) "Change in Control" shall mean either: (i) a stockholder approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of either Oncor or OncorMed, as the case may be, are transferred to a Person or Persons different from the Persons holding such securities immediately prior to such transaction, or (ii) a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of Oncor or OncorMed, including complete liquidation or dissolution of Oncor or OncorMed.

                  (g) "Controlled Affiliate" shall mean an organization which is directly or indirectly controlled by a party, but only for so long as such control continues. For the purposes of this definition, control shall consist of the ownership of more than fifty percent (50%) of the combined voting power of an organization or the legal power to direct or cause the direction of the general management and policies of the organization.

                  (h) "Effective Date" shall mean February 24, 1997.

**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                  (i) "Exclusive OncorMed Field" shall mean and is limited to the provision by OncorMed of the following specific services, direct to third party health care providers, in relation to cancer: (i) testing, detection and/or analysis of cancer-predisposing genes, (ii) genetic assessment of risk of an individual to cancer, and (iii) testing and analysis for the purposes of cancer management. The Exclusive OncorMed Field excludes, inter alia, the provision by OncorMed of any services direct to patients, direct to health care providers who are patients or employees of OncorMed, to any affiliate or subsidiary of OncorMed, or to any persons other than health care providers who are not patients.

                  (j) "Grant Revenues" shall mean any revenues received under a formal grant for a research proposal from a Federal or a State government body or agency, provided such grant is, in all material aspects, to recover only the actual cost or estimated cost of providing the services and/or products.

                  (k) "Improvements" shall mean any modification or alteration to any existing Invention or Know-How which improves that Invention or Know-How. Examples of what does and does not represent an Improvement are set forth on Exhibit A attached hereto.

                  (l) "Invention(s)" shall mean any new and useful discovery or invention (whether or not patentable).

                  (m) "Know-How" shall mean all discoveries, works of authorship, trade secrets, information, experience, data (including without limitation preclinical and clinical test data), formulas, algorithms, computer programs, technology, know-how, protocols, techniques, expertise, designs, drawings, methods, procedures, and results.

                  (n) "Net Sales" shall mean (i) gross revenues and fees due to OncorMed and its Controlled Affiliates from the sale of any service by OncorMed or its Controlled Affiliates (as reported in OncorMed's and its Controlled Affiliates' quarterly and annual reports filed from time to time with the Securities and Exchange Commission or, if such reports are not prepared, such alternative reports as may be most appropriate), less any allowances actually made and taken for returns, refunds or recalls; trade discounts actually allowed in amounts and for purposes customary in the trade; an allowance for actual bad debts, not to exceed six percent (6%) of gross revenues and fees; sales, use, value-added and similar taxes and duties and similar governmental assessments; transportation, packing and shipping insurance actually paid; and the direct costs (as determined in accordance with generally accepted accounting principles) to OncorMed and its Controlled Affiliates of any reagents, chemicals, supplies and materials used in providing the service and (ii) the payments actually received by OncorMed from sublicensees other than its Controlled Affiliates (which have been approved by Oncor) for sales by the sublicensees of any service which is based in whole or in part on Oncor Technology or an Oncor Technology Improvement sublicensed to the sublicensees by OncorMed.

                  (o) "Non-Exclusive OncorMed Field" shall mean the provision by OncorMed of any services direct to third parties other than the services that are included in the Exclusive OncorMed Field.

                  (p) "Oncor Technology" shall mean the Inventions, Know-How and Improvements set forth on Schedule 2.

                  (q) "Oncor Technology Improvements" shall mean any and all (i) Improvements to the Oncor Technology which are discovered, invented, developed or acquired by OncorMed during the Term of this Agreement and (ii) Improvements to Additional Oncor Technology which OncorMed has licensed from Oncor pursuant to Section 6 hereof, which Improvements are discovered, invented, developed or acquired by OncorMed after the license to the subject Additional Oncor Technology has been executed by OncorMed. To the extent an Improvement referred to in (i) and (ii) also improves upon or relates to any other Invention or Know-How, the application of such Improvement to those other Invention(s) or Know-How shall not be deemed to be an Oncor Technology Improvement. Improvements to the Oncor Technology made prior to the Effective Date are set forth on
Schedule 2, Category II and are included in the definition of Oncor Technology.

                  (r) "OncorMed Technology" shall mean any and all Inventions, Know-How and Improvements, except for any that are Oncor Technology Improvements, which prior to or after the Effective Date are either (i) discovered, invented, developed or acquired by OncorMed or (ii) licensed to OncorMed. As of the Effective Date of this Agreement, OncorMed Technology includes, to OncorMed's best knowledge, the Inventions, Know-How and Improvements set forth on Schedule 3. Inventions, Know-How and Improvements which are not set forth on Schedule 3, but which would otherwise constitute OncorMed Technology, shall only be excluded from OncorMed Technology if they were actually known to OncorMed prior to the Effective Date and were intentionally omitted from Schedule 3.

                  (s) "Option OncorMed Technology" shall mean only OncorMed Technology which can or could be used in relation to (i) genetic test systems and related products for cancer and other genetic diseases or (ii) any aspect of cancer or other genetic disease management, but excluding BRCA1 Technology and BRCA2 Technology.

                  (t) "Patents" shall mean all United States and foreign patent applications, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent applications, any reexaminations, reissue or extension of such patent and any confirmation patent or registration patent or inventor's certificate.

                  (u) "Person" shall mean an individual, a corporation, partnership or any other legal entity.

                  (v) "Product" shall mean any genetic test systems and related products for cancer and other genetic diseases made commercially available by Oncor (including for research purposes only), including but not limited to probes, probe kits and reagents.

                  (w) "Proprietary Rights" shall mean any and all Patents, copyrights, trade secret rights and similar rights owned by or licensed to a party.

                  (x) "Tangible Manifestations" shall mean and include documents, drawings, specifications, scientific notebooks, processes, formulations, protocols and devices.

                  (y) "Termination Payments" shall mean quarterly payments, for the remaining Term of this Agreement, in an amount equal to the higher of (i) [****] and (ii) [****].

                  (z) "Transferable Technology" shall mean any of the following:
(i) any rights to Oncor Technology that have not already been granted to OncorMed pursuant to Section 3 hereof, (ii) Additional Oncor Technology, or
(iii) Option OncorMed
Technology.

**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

            2.    Assignments and Ownership Rights.

                  (a) In consideration of the payment of [****] and the various covenants of OncorMed herein, Oncor hereby assigns to OncorMed all of Oncor's right, title and interest throughout the world in and to the OncorMed Technology that exists as of the Effective Date of this Agreement, including, but not limited to, all Proprietary Rights to such OncorMed Technology, including, but not limited to, the Patents set forth on Schedule 3. Oncor further agrees that the foregoing shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document which may be required in any country or jurisdiction for any purpose regarding the subject matter hereof, as well as constituting proof of the right of OncorMed to apply for Patents or other proper protection for the OncorMed Technology existing as of the Effective Date and to claim the benefits of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it. Oncor agrees that it will (i) promptly execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer, as reasonably requested by OncorMed to record or confirm the foregoing assignment in relation to the OncorMed Technology existing as of the Effective Date and at OncorMed's expense, and (ii) promptly perform such other acts as reasonably requested by OncorMed and at OncorMed's expense to obtain, maintain, vest title in OncorMed to, defend or enforce Proprietary Rights for the OncorMed Technology existing as of the Effective Date in any and all countries and jurisdictions.

                  (b) In consideration of the payment of [****] and the various licenses and covenants of Oncor herein, OncorMed hereby assigns and hereby agrees to assign to Oncor all of OncorMed's right, title and interest throughout the world in and to (A) the Improvements made by OncorMed set forth

**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

in Category II of Schedule 2 hereto, and (B) the Oncor Technology Improvements, including, but not limited to, all Proprietary Rights to the Improvements referred to in (A) above and Oncor Technology Improvements. OncorMed further agrees that the foregoing shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document which may be required in any country or jurisdiction for any purpose regarding the subject matter hereof, as well as constituting proof of the right of Oncor to apply for Patents or other proper protection for the Improvements referred to in (A) above and the Oncor Technology Improvements and to claim the benefits of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it. OncorMed agrees that it will (i) promptly execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer, as reasonably requested by Oncor to record or confirm the foregoing assignment in relation to the Improvements referred to in (A) above and the Oncor Technology Improvements and at Oncor's expense, and (ii) promptly perform such other acts as reasonably requested by Oncor and at Oncor's expense to obtain, maintain, vest title in Oncor to, defend or enforce Proprietary Rights for the Improvements referred to in (A) above and the Oncor Technology Improvements in any and all countries and jurisdictions.

                  (c) As between themselves, the parties hereby agree and confirm that, except for the licenses granted in Section 3 below and the right of first offer granted in Section 6 below, Oncor owns all right, title and interest, including but not limited to all Proprietary Rights, to all the Oncor Technology and Oncor Technology Improvements and that Oncor alone shall have a direct license with the licensor of those parts of the Oncor Technology which are licensed to Oncor by third parties.

                  (d) As between themselves, the parties hereby agree and confirm that, except for the right of first offer granted in Section 6 below, OncorMed owns all right, title and interest, including, but not limited to, all Proprietary Rights, to all the OncorMed Technology and that OncorMed alone shall have a direct license with the licensor of those parts of the OncorMed Technology which are licensed to OncorMed by third parties.

            3.    Grant of License to OncorMed.

                  (a) Subject to all of the terms and conditions of this Agreement, Oncor hereby grants to OncorMed, including under any and all of Oncor's current and future Proprietary Rights, a sole and exclusive, worldwide license to use the Oncor Technology and Oncor Technology Improvements within the Exclusive OncorMed Field to develop, make, have made, use, market, offer to sell, sell and otherwise commercialize any of the services within the Exclusive OncorMed Field. The parties hereby agree that while OncorMed's exclusive license is to the exclusion of all other Persons (including, but not limited to, Oncor), the following shall still be allowed:

                        (i) Oncor's continuing right to use the Oncor Technology
            and Oncor Technology Improvements for internal, non-commercial research and development purposes within or outside the Exclusive OncorMed
            Field;

                        (ii) Oncor's continuing right to use the Oncor
            Technology and Oncor Technology Improvements to develop, make, have made, use, market, offer to sell, sell and otherwise commercialize Products, regardless of whether or not such Products are provided or used by Oncor's customers as part of a service which comes within the Exclusive OncorMed Field and regardless of whether or not the purchaser of such Products is a competitor or customer of OncorMed.

                  (b) Subject to all of the terms and conditions of this Agreement, Oncor also hereby grants to OncorMed, including under any and all of Oncor's current and future Proprietary Rights, a non-exclusive, worldwide license to use Oncor Technology and Oncor Technology Improvements, within the NonExclusive OncorMed Field to develop, make, have made, use, market, offer to sell, sell and otherwise commercialize any of the services within the Non-Exclusive OncorMed Field.

                  (c) Oncor retains all rights in relation to the Oncor Technology, the Additional Oncor Technology and the Oncor Technology Improvements other than those rights granted to OncorMed in this Section 3 and in Section 6 below, including but not limited to, all rights to commercialize the Oncor Technology, the Additional Oncor Technology and the Oncor Technology Improvements in the field of genetic test systems and related products.

            4.    Rights to Sublicense

                  OncorMed shall not have the right to grant sublicenses of any of the rights licensed to it by Oncor pursuant to this Agreement, except with the prior written approval of Oncor, which approval:

                  (a) in the case of sublicenses within the Exclusive OncorMed Field, shall not be unreasonably withheld; and

                  (b) in the case of sublicenses within the NonExclusive OncorMed Field, may be withheld at Oncor's sole discretion.

            5.    Payments

                  (a) In consideration of the assignments and licenses to OncorMed set forth above, and commencing as of April 1, 1997, OncorMed hereby agrees to make quarterly payments to

Oncor that are equal to the applicable percentage set forth in Section 5(b) below of (i) all OncorMed's Net Sales in the quarterly period in question less
(ii) any Grant Revenues and any other payments that the parties mutually agree to exclude from such calculation (the amounts set forth in (i) less the amounts set forth in (ii) for an applicable period shall be referred to collectively as the "Base Revenues").

                  (b) The payments due shall be calculated as follows: (i) for aggregate annual Base Revenues of up to [****], the payment due shall be [****] of such Base Revenues; (ii) for aggregate annual Base Revenues of [****], the payment due shall be equal to [****] of such Base Revenues; and (iii) for aggregate annual Base Revenues in excess of [****], the payment due shall be equal to [****] of such Base Revenues. The payments due shall be calculated on an accumulating annual basis, with each annual period commencing on April 1 and ending on March 31st of the following year. The payments shall be made quarterly in arrears within forty-five (45) days of the end of the previous quarter. By way of example only, if in the first two quarters of a given annual period, OncorMed's Base Revenues are [****] for the first quarter and [****] for the second quarter (making aggregate Base Revenues of [****] for the first two quarters) the payments to be made by OncorMed to Oncor would be as follows:

                        (iii) Within forty-five days of the end of the first quarter:

                              [****]

                        (iv) Within forty-five days of the end of the second quarter:

                              [****]

**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                              and

                              [****]

                              Making an aggregate payment due of
                              [****]

                  (c) During the twelve month payment period beginning on [****], OncorMed shall be obligated to pay a minimum payment equal to [****] per quarter. The payment shall be made within sixty (60) days of the end of each quarter. During the second twelve month payment period of this Agreement, beginning April 1, 1998 and ending March 31, 1999, OncorMed shall be obligated to pay a minimum payment equal to [****] per quarter. The payment shall be made within sixty (60) days of the end of each quarter. After [****], OncorMed shall not be obligated to pay Oncor any further minimum payments. To the extent that any minimum payment exceeds the payment otherwise due for a given quarter pursuant to this Section 5, the excess shall be fully creditable against any other payments due to Oncor for the next quarterly period.

            6.    Right of First Offer.

                  (a) Subject to certain contractual provisions in which third parties limit the transferability of licensed, assigned or otherwise transferred Inventions, Know-How or Improvements, prior to the license or disposition (whether by assignment or license) to a third party of Transferable Technology, the offering party shall offer to the other party in writing terms for a license or assignment, and the other party shall have a thirty (30) day period from the date of delivery of

**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

the written offer in which to agree to license or acquire the Transferable Technology on the offered terms. If the offer is declined or is not accepted during such thirty (30) day period, the offering party may license or otherwise dispose of (whether by assignment, transfer or license) the Transferable Technology to a third party on terms no more favorable to the third party than the terms offered in writing by such offering party to the other party. If the offer from the offering party to the other party in respect of Transferable Technology is accepted in writing and delivered within said thirty (30) day period, the parties agree to negotiate in good faith the terms and conditions of any such license or acquisition agreement; provided, however, that if the parties are unable to agree upon the terms and conditions of any such license or acquisition agreement within thirty (30) days of delivery of the written acceptance of the offer, the offering party may license or dispose of (whether by assignment, transfer or license) the Transferable Technology to a third party on terms no more favorable to the third party than the terms offered by such offering party to the other party. In determining whether the terms offered to a third party are more favorable than those received or accepted by the other party, all terms and conditions of the respective offers shall be considered, including, but not limited to, monetary terms, scope of rights granted, warranties and indemnities.

            7.    [Reserved]

            8.    Technology Transfer.

                  (a) In the event that Oncor does not have all the information necessary to exercise its rights to any Improvement made by OncorMed or Oncor Technology Improvement that is assigned to Oncor by OncorMed under Section 2 above, OncorMed shall, to the extent that agreements with third parties allow, disclose and make available to Oncor such information as is held by OncorMed that will enable Oncor to exercise its rights to such Improvement or Oncor Technology Improvement, including providing to Oncor all Tangible Manifestations of such Improvement or Oncor Technology
Improvement held by OncorMed.

                  (b) In the event OncorMed does not have all the information necessary to exercise its rights to Oncor Technology licensed to OncorMed by Oncor hereunder, Oncor shall, to the extent that agreements with third parties allow, disclose and make available to OncorMed such information as is held by Oncor that will enable OncorMed to exercise its rights to such Oncor Technology, including providing to OncorMed all Tangible Manifestations of such Oncor Technology held by Oncor.

            9.    Proprietary Rights.

                  (a) Oncor will retain the sole right and discretion to apply for, prosecute, maintain, enforce and defend all Proprietary Rights in Oncor Technology and Oncor Technology Improvements, at its expense; provided that, OncorMed shall give reasonable assistance to Oncor as requested by Oncor, at Oncor's sole expense, concerning the preparation, filing, prosecution, maintenance and defense thereof.

                  (b) OncorMed will retain the sole right and discretion to apply for, prosecute, maintain, enforce and defend all Proprietary Rights in OncorMed Technology, at its expense; provided that, Oncor shall give reasonable assistance to OncorMed as requested by OncorMed, at OncorMed's sole expense, concerning the preparation, filing prosecution, maintenance and defense of the OncorMed Technologies set forth on Schedule 3.

            10.   Enforcement.

                  (a) OncorMed will notify Oncor promptly in writing if it discovers any infringement by a third party of any of the Proprietary Rights to either the Oncor Technology or the Oncor Technology Improvements.

                  (b) Oncor shall have the sole right and discretion to enforce any Proprietary Right to either the Oncor Technology or the Oncor Technology Improvements against any infringer or alleged infringer thereof, but shall at all times keep OncorMed informed as to the status thereof. Oncor may, in its sole judgement and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom. OncorMed shall reasonably cooperate with such litigation at Oncor's sole expense.

                  (c) If Oncor elects not to enforce any Proprietary Right it holds in relation to either the Oncor Technology or the Oncor Technology Improvements, it shall so notify OncorMed in writing within sixty (60) days of receiving notice that an infringement exists, and OncorMed may, in its sole judgement and at its own expense, do so and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom. Oncor shall reasonably cooperate with such litigation at OncorMed's sole expense.

                  (d) OncorMed shall have the sole right and discretion to enforce any Proprietary Right to the OncorMed Technology against any infringer or alleged infringer thereof. OncorMed may, in its sole judgement and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom. Oncor shall reasonably cooperate with such litigation at OncorMed's sole expense.

            11.   Publications.

                  (a) OncorMed shall not make any publication, public announcement, press release or other disclosure which incorporates material information relating to the Oncor Technology or any Oncor Technology Improvements, either directly or indirectly, except as may be legally required, without first obtaining the approval of Oncor for the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld. This restriction does not apply to the dissemination of information that has previously been approved and released by Oncor. OncorMed shall use its best efforts to inform Oncor of any proposed announcement or disclosure in sufficient time prior to public release, and shall use its best efforts to provide Oncor with a written copy thereof, in order to allow Oncor to comment upon such announcement or disclosure.

                  (b) OncorMed may not submit to a publisher any manuscript or abstract containing information relating to Oncor Technology or any Oncor Technology Improvements for the purposes of publication, without first obtaining the written consent of Oncor, which consent shall not be unreasonably withheld. If Oncor consents to such submission, then simultaneously with submission to the publisher, copies of the manuscript or abstract shall also be sent to Oncor.

                  (c) OncorMed shall be entitled at its sole discretion to make any publication, public announcement, press release or other disclosure which incorporates or makes reference to OncorMed Technology. OncorMed shall have no obligation to inform Oncor of any such publication, public announcement, press release or other disclosure.

            12.   Confidentiality.

                  (a) Oncor and OncorMed each agree that all Inventions, Know-How, Improvements, as well as other business, marketing and financial information of the other party which is not generally known to the public and which the other party treats as confidential (the "Proprietary Information") are the confidential property of the disclosing party. The Oncor Technology, Additional Oncor Technology and Oncor Technology Improvements are all Proprietary Information of Oncor. The OncorMed Technology, including, but not limited to, the BRAC1 Technology and BRCA2 Technology, are Proprietary Information of OncorMed. Except as expressly and unambiguously authorized hereunder, each party shall hold in confidence and not disclose or use any Proprietary Information received from the other party and shall similarly require its employees and contractors to sign written agreements with confidentiality and non-use provisions substantially similar to this Section 12. The receiving party shall not be obligated under this Section 12 with respect to information the receiving party can document by written records:

                        (v) is or has become published or otherwise readily available to the public without restriction through no fault of the receiving party or its employees or agents; or

                        (vi) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

                        (vii) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the disclosing party; or

                        (viii) is independently developed by the receiving party by employees without access to the other party's similar Proprietary Information.

                  (b) The four above exceptions to the confidentiality provisions of this Agreement do not, and should not be interpreted to, confer any license or other rights to the receiving party in any of the information referred to in said four exceptions. Nothing herein shall permit the receiving party to disclose or use, except as explicitly permitted elsewhere in this Agreement, Proprietary Information of the disclosing party and then only on an "as-needed" basis for purposes of this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use of disclosure of the other's Proprietary Information. The obligations of this Section 12 shall survive any termination or expiration of the Agreement for a period of five (5) years.

                  (c) Upon any termination of this Agreement, each party will promptly return or destroy any Proprietary Information of the other and any copies, extracts and derivatives thereof, except as otherwise set forth in this Agreement; provided, however, that each party shall be entitled to retain one copy of such Proprietary Information for its corporate files solely for use in any litigation or dispute involving such Proprietary Information.

                  (d) Each party acknowledges that its breach of this Section 12 would cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party will be entitled to seek injunctions and other equitable remedies in the event of such a breach by the other.

                  (e) In the event that either of the parties receives a request or demand to disclose all or any part of the Proprietary Information or the existence of this Agreement under the terms of a subpoena or order issued by a court of competent jurisdiction or otherwise, the recipient party agrees to (i) immediately notify the other party of the existence, terms and circumstances surrounding such a request so that the other party may seek a protective order or other appropriate relief or remedy or waive compliance with this Section 12,
(ii) consult with the other party on the advisability of taking steps to resist or narrow such request, and (iii) if disclosure is required, disclose such information and, subject to reimbursement by the other party of reasonable expenses, exercise best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

            13.   Representations, Warranties and Covenants of Oncor.

                  Oncor hereby represents, warrants and covenants to OncorMed as follows:

                  (a) Except to the extent that Oncor has licensed Oncor Technology from third parties, Oncor is the legal and equitable owner of the Oncor Technology as of the Effective Date of this Agreement.

                  (b) As of the Effective Date of this Agreement, all licenses from third parties to Oncor in respect of parts of the Oncor Technology are in full force and effect and Oncor is in compliance in all material respects with all of its material obligations thereunder; Oncor has heretofore delivered to OncorMed a true and complete copy of each of such licenses and there have been no amendments or modifications thereof, otherwise than has been disclosed to OncorMed.

                  (c) Oncor has the full legal right and title to assign the OncorMed Technology that exists as of the Effective Date in accordance with the terms of this Agreement.

                  (d) Oncor has no knowledge, without independent investigation, as of the Effective Date of this Agreement (i) of any material information, not heretofore disclosed to OncorMed, relating to the potential safety or efficacy of the Oncor Technology, or (ii) that the actual and proposed use of the Oncor Technology licensed or sublicensed to OncorMed hereunder, will infringe upon any rights of any third party.

                  (e) During the Term of this Agreement Oncor shall promptly disclose to OncorMed any material information, not previously disclosed to OncorMed, relating to the potential safety or efficacy of the Oncor Technology.

                  (f) Oncor has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly and validly authorized and upon execution and delivery by Oncor will constitute a valid and binding agreement of Oncor enforceable against it in accordance with its terms.

            14.   Representations, Warranties and Covenants of OncorMed.

                  OncorMed hereby represents, warrants and covenants to Oncor as follows:

                  (a) OncorMed has the full legal right and title to assign to Oncor the Improvements to Oncor Technology made by OncorMed set forth in Category II of Schedule 2 attached hereto.

                  (b) The legal right and title, if any, which OncorMed may hold in relation to Oncor Technology Improvements, shall be assigned to Oncor pursuant to Section 2(b) hereof.

                  (c) To OncorMed's best knowledge, the list of OncorMed Technology set forth on Schedule 3 is true and complete.

                  (d) OncorMed shall promptly disclose to Oncor any material information, not previously disclosed to Oncor, relating to the potential safety or efficacy of the Oncor Technology and the Oncor Technology Improvements.

                  (e) OncorMed has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly and validly authorized and upon execution and delivery by OncorMed will constitute a valid and binding agreement of OncorMed enforceable against it in accordance with its terms.

            15. Regulatory matters Each party agrees that its conduct in performing its obligations under this Agreement shall conform in all material respects to all applicable laws and regulations of the United States of America and foreign governments (and political subdivisions thereof).

            16. Term and Termination.

                  (a) The term of this Agreement shall be from the Effective Date of this Agreement until June 4, 2004 (the "Initial Term"). The Initial Term of this Agreement is automatically renewable for additional one (1) year periods unless either party hereto notifies the other party of its desire to terminate this Agreement at least thirty (30) days prior to the expiration of the Initial Term of this Agreement or any extension thereof (the Initial Term and any extensions thereof collectively, the "Term").

                  (b) Upon any breach or default of any of the representations, warranties or covenants set forth in this Agreement, the breaching or defaulting party shall be given notice of such breach or default in writing and a period of ninety (90) days after receipt of such notice to correct the breach or default. If the default or breach (i) is material to this Agreement and (ii) is not corrected within said ninety (90) day period and the breaching or defaulting party has not taken reasonable steps to cure the same, the party not in breach or default shall have the right to terminate this Agreement; provided, however, that no such termination shall effect: (A) the assignments of OncorMed Technology and Improvements pursuant to Sections 2(a) and 2(b) above; or (B) the assignments by OncorMed to Oncor of Oncor Technology Improvements discovered, invented, developed or acquired by OncorMed prior to the effective date of termination pursuant to Section 2(b) above.

                  (c) Upon a Change in Control of OncorMed, the Acquiring Party shall have the option, exercisable at any time during the One Hundred and Eighty
(180) days following the closing of the Change of Control, of either: (i) maintaining this Agreement and assuming OncorMed's rights and obligations hereunder or (ii) terminating this Agreement. In the event the Acquiring Party elects to terminate this Agreement, it shall notify Oncor in writing and shall pay the Termination Payments. At the election of the Acquiring Party, the Termination Payments may be made either (i) quarterly in arrears within forty-five (45) days of the end of each quarter following the Change of Control until June 4, 2004 (prorated for any partial quarters as appropriate) or (ii) in one lump sum payment of the then net present value of the future Termination Payments as determined by mutual agreement between Oncor and the Acquiring Party.

                  (d) Upon a Change in Control of OncorMed and in the event that the Acquiring Party terminates this Agreement, the Acquiring Party shall, in addition to paying the Termination Payments under Section 16(c) above, have an option, exercisable for a period of One Hundred and Eighty (180) days from the effective date of termination of this Agreement, of retaining the licenses granted under Section 3 in exchange for a six percent (6%) royalty on Net Sales derived from services that utilize the Oncor Technology and/or Oncor Technology Improvements that are subject to such licenses. Oncor and the Acquiring party shall determine the other terms and conditions for such license as they mutually agree.

                  (e) Upon a Change in Control of Oncor the Acquiring Party shall have the option exercisable at any time during the One Hundred and Eighty
(180) days following the closing of the Change of Control, to either: (i) maintain this Agreement or (ii) terminate this Agreement, provided that the licenses granted by Oncor under Section 3 shall survive on a royalty-free basis and shall remain in full force and effect notwithstanding such termination.

                  (f) The licenses or sublicenses that may be negotiated in the future between the parties pursuant to Sections 6 and 7 hereof shall not be subject to the above Change in Control provisions, unless expressly provided for therein.

                  (g) In the event of a termination of this Agreement for any reason whatsoever, in addition to the other provisions of this Agreement which are by their terms to survive, Sections 9, 10, 12 and 17 shall survive termination, as will any accrued rights of payment or causes of action hereunder.

            17.   Arbitration.

            In the event of any dispute arising in relation to any aspect of this Agreement, then the determination of such dispute shall first be submitted to the Chief Executive Officers of both parties for resolution. In the event that the Chief Executive Officers fail to reach agreement, then such dispute shall be submitted to The American Arbitration Association in Washington, D.C. for final and binding resolution of such dispute. The arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of The American Arbitration Association. The parties agree to abide by all decisions and any award rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having competent jurisdiction as a basis of judgment and of orders for enforcement thereof. All such controversies, claims or disputes in connection with this Agreement shall be settled in this manner in lieu of any action at law or equity. The parties shall keep confidential the existence and determination of any claim, controversy or dispute between them in connection with this Agreement, unless otherwise required by law.

            18.   Miscellaneous.

                  (a) Notices under this Agreement shall be effective upon delivery in writing and shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service, mailed by certified or registered mail, return receipt requested, postage prepaid, or such other address as is provided by the other party in accordance with this Section.

            If to Oncor:

                  Oncor, Inc.
                  209 Perry Parkway
                  Gaithersburg, MD  20877

                  For the attention of: John Coker

            With a copy to:

                  Burns, Doane Swecker Mathis
                  699 Prince Street
                  Alexandria, VA 22314

                  For the attention of:  Robert S. Swecker, Esq.

            If to OncorMed:

                  205 Perry Parkway
                  Gaithersburg, MD  20877

                  For the attention of:  Douglas Dolginow

            With a copy to:

                  Brobeck, Phleger & Harrison LLP
                  1633 Broadway
                  New York, New York  10019

                  For the attention of:  Alexander D. Lynch, Esq.


                  (b) This Agreement is executed with the understanding that it embodies the entire agreement with respect to the subject matter hereof between the parties, that this Agreement supersedes and replaces all previous agreements and arrangements with respect to the subject matter hereof, including, but not limited to, the Existing License Agreement dated June 6, 1994 and that certain Term Sheet between Oncor and OncorMed dated February 24, 1997, and that there are no prior representations, warranties or agreements relating thereto. This Agreement may be modified only by a duly executed writing executed on behalf of the parties hereto.

                  (c) A delay or failure to exercise any right shall not be deemed to be a waiver. No waiver of any right under a provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent right under the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

                  (d) This Agreement does not create any agency relationship between either of the parties and neither party shall hold itself out as being an agent for the other.

                  (e) Neither party shall be liable for failures and delays in performance due to matters and circumstances beyond its reasonable control.

                  (f) If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

                  (g) This Agreement shall be governed and construed in accordance with the laws of the State of Maryland and the United States without regard to the conflicts of laws provisions thereof.

                  (h) This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original.

                  (i) This Agreement and the rights hereunder may not be assigned except as otherwise provided herein without the prior written consent of each party and shall be binding upon and inure to the benefit of and be enforceable by any permitted successors and assigns of the parties hereto.

            IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date set first set forth above.

                                    ONCOR, INC.,
                                    a Maryland corporation

                                    By:   /s/ Stephen Turner
                                          -----------------------------


                                    Name:  Stephen Turner
                                            ----------------------------

                                    Title: CEO
                                            ----------------------------



                                    ONCORMED, INC.,
                                    a Delaware corporation


                                    By:   /s/ Doug Dolginow
                                           -----------------------------

                                    Name: Doug Dolginow
                                           ----------------------------


                                    Title: President
                                            ---------------------------

                                  SCHEDULE 1

[****]





**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                                  SCHEDULE 2

[****]




**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                                  SCHEDULE 3

[****]




**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.

                                   EXHIBIT A


[****]




**** Denotes language for which the Company has requested confidential treatment pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended.